EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE
                   (In thousands, except per share amounts)

                                                   Thirteen    Three      Thirty-       Nine
                                                    Weeks      Months    Nine Weeks    Months
                                                    Ended      Ended       Ended       Ended
                                                   Nov. 29,   Nov. 30,    Nov. 29,    Nov. 30,
                                                     1997       1996        1997        1996
                                                   --------   --------   ----------   --------
Primary

Average shares outstanding                           25,943     23,480       25,955     22,308
Net effect of dilutive stock  options - based
on the treasury stock method using average
market price                                            599        663          596        582
                                                    -------    -------      -------    -------
Total                                                26,542     24,143       26,551     22,890
                                                    =======    =======      =======    =======
Net income                                          $ 3,614    $ 2,589      $17,069    $12,104
                                                    =======    =======      =======    =======
Per share amount                                    $   .14    $   .11      $   .64    $   .53
                                                    =======    =======      =======    =======

Fully Diluted

Average shares outstanding                           25,943     23,480       25,955     22,308
Net effect of dilutive stock  options - based
on the treasury stock method using the
higher of the average market price for the
period or the market price at the end of
the period                                              612        699          631        667
                                                    -------    -------      -------    -------
Total                                                26,555     24,149       26,586     22,975
                                                    =======    =======      =======    =======
Net Income                                          $ 3,614    $ 2,589      $17,069    $12,104
                                                    =======    =======      =======    =======
Per share amount                                    $   .14    $   .11      $   .64    $   .53
                                                    =======    =======      =======    =======

Note:   Only fully diluted earnings per share have been disclosed in the
Company's financial statements as primary earnings per share are substantially the same.